EXHIBIT 10.5
AGREEMENT OF SALE AND PURCHASE
     THIS AGREEMENT OF SALE AND PURCHASE (this “Agreement”), dated as of November 12, 2004 (the “Effective Date”), is made by and between HANFORD HOTELS, LLC, a California limited liability company, having an address at ________ (“Seller”), and INTERSTATE CONCORD, LLC, a Delaware limited liability company having an address c/o Interstate Hotels & Resorts, Inc., 4501 N. Fairfax Drive, Arlington, VA 22203 (“Purchaser”).
I.
Definitions; Sale and Purchase
     1.01 Definitions. In addition to terms defined elsewhere in this Agreement, the following terms shall have the meanings indicated:
     (a) Bookings shall mean contracts or reservations for the use or occupancy of guest rooms, meeting rooms and/or the banquet facilities of the Hotel.
     (b) Books and Records shall mean all books, records, room rates, customer lists and banquet and function room records with respect to the Hotel (whether in electronic format or reduced to paper.
     (c) Closing Date shall mean the date specified in Section 7.01.
     (d) Consumables shall mean all opened and unopened food and beverages (alcoholic and non-alcoholic) owned by Seller or its property manager and located at, or purchased to be used or sold at but not yet delivered to, the Hotel.
     (e) Cut-off Time shall mean 11:59 p.m. on the date preceding the Closing Date.
     (f) Effective Date shall mean the date of this Agreement.
     (g) Expendables shall mean all china, glassware, linens, silverware, kitchen and bar small goods, paper goods, guest supplies, cleaning supplies, operating supplies, printing, stationary and uniforms, and other operating supplies and inventories whether in use or held in reserve storage for future use in connection with the operation of the Hotel.
     (h) Existing Franchise Agreement shall mean the existing franchise agreement between Hilton Inns, Inc. (“Hilton”), as franchisor, and Seller, as franchisee, with respect to the Hotel.
     (i) Furnishings shall mean all fixtures, furniture, furnishings, fittings, equipment, machinery, apparatus, appliances, vehicles and other articles of personal property located on or used or usable in connection with any part of the Hotel.
     (j) Hotel shall mean the hotel located at 1970 Diamond Boulevard, Concord, California 94520, and known as the Hilton Concord Hotel.
     (k) Hotel Contracts shall mean all service and maintenance contracts, employment agreements, union contracts, purchase orders, equipment leases, volume transient agreements and other contracts or agreements relating to the maintenance, operation, provisioning or equipping of the Hotel, together with all related written warranties and guaranties.
     (l) Hotel Employees shall mean the persons employed to operate the Hotel.
     (m) Improvements shall mean the buildings, structures (surface and sub-surface), installations and other improvements, including such fixtures and appurtenances as shall constitute real property located on the Land.
     (n) Land shall mean the land and all appurtenances thereto, having a street address at 1970 Diamond Boulevard, Concord, California 94520, Concord, California, more particularly described in Exhibit A to this Agreement upon which the Hotel is situated together with all appurtenances to the Land.
     (o) Miscellaneous Personal Property shall mean (i) any and all trademarks, service marks, trade names and copyrights owned by Seller or any affiliate of Seller relating to the Hotel, (ii) any and all goodwill associated with the Hotel, (iii) the Hotel’s website and web address, if any, (iv) the Hotel’s telephone numbers, and (v) printed marketing materials, if any, relating to the Hotel, and any slides, proofs or drawings used to produce such materials, to the extent such slides, proofs or drawings are in Seller’s possession.
     (p) Permits shall mean all licenses, franchises, permits, certificates of occupancy, authorizations and approvals used in or relating to the ownership, occupancy or operation of any part of the Hotel.
     (q) Property shall mean the Land and Improvements.
     (r) Space Leases shall mean all leases and other agreements (written or oral) for the use of space at the Property, including but not limited to, agreements for the use of rooftop space on the Hotel for the installation of cellular telephone antennas.
     (s) Warranties shall mean any assignable warranties benefiting Seller with respect to the Furnishings, Miscellaneous Personal Property and Improvements.
     1.02 Sale and Purchase. Seller agrees to sell and convey the Hotel to Purchaser, and Purchaser agrees to purchase and accept the Hotel from Seller, for the price and subject to the terms, covenants, conditions and provisions set forth in this Agreement. The sale and purchase shall include the Property and all right, title and interest of Seller in and to the Bookings, the Books and Records, the Furnishings, the Expendables, the Consumables, the Permits, the Space Leases, the Hotel Contracts, the Miscellaneous Personal Property and the Warranties (the Property, the Bookings, the Books and Records, the Furnishings, the Expendables, the Consumables, the Permits, the Space Leases, the Hotel Contracts, the Miscellaneous Personal Property and the Warranties being hereinafter collectively referred to as the “Purchased Assets”). Notwithstanding anything to the contrary in Section 1.02, the following items are expressly excluded from the Purchase Assets:
     (a) All cash on hand or on deposit other than deposits for advance Bookings, operating account or other account or reserve, except for (i) security deposits held by Seller as landlord with respect to any Lease, (ii) the house banks which are to be transferred at Closing subject to the terms of this Agreement and (iii) other deposits and amounts which are to be transferred or credited to Purchaser pursuant to this Agreement;
     (b) Any tangible or intangible property owned by Seller’s property manager which is described on Exhibit F attached hereto and made a part hereof; and
     (c) Any fixtures, personal property or intellectual property which is set forth on Exhibit G, to the extent the same is owned by (A) the supplier, vendor, licensor, lessor or other party under any operating agreements, provided that any rights to purchase contained in any operating agreements shall be considered part of the Purchased Assets, (B) the tenant under any Leases, (C) any employees, or (D) any guests or customers of the Hotel.
     1.03 Condition of Property. (a) Purchaser acknowledges for Purchaser and Purchaser’s successors, heirs and assignees, (i) that Purchaser will be given a reasonable opportunity to inspect and investigate the Property, all improvements thereon and all aspects relating thereto, including, without limitation, all of the physical, environmental and operational aspects of the Property, either independently or through agents and experts of Purchasers choosing and (ii) that Purchaser will acquire the Property based upon Purchasers own investigation and inspection thereof. SELLER AND PURCHASER AGREE THAT, EXCEPT AS PROVIDED FOR IN THIS AGREEMENT OR ANY CLOSING DOCUMENT, THE PROPERTY SHALL BE SOLD AND THAT PURCHASER SHALL ACCEPT POSSESSION OF THE PROPERTY ON THE CLOSING DATE AS IS, WHERE IS, WITH ALL FAULTS WITH NO RIGHT OF SET-OFF OR REDUCTION IN THE PURCHASE PRICE, AND THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR ANY CLOSING DOCUMENT SUCH SALE SHALL BE WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, EXCEPT FOR THOSE SET FORTH IN THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, WARRANTY OF INCOME POTENTIAL, OPERATING EXPENSES, USES, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. PURCHASER SPECIFICALLY ACKNOWLEDGES THAT, EXCEPT AS PROVIDED FOR IN THIS AGREEMENT OR ANY CLOSING DOCUMENT, PURCHASER IS NOT RELYING AND SHALL NOT RELY ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, FROM SELLER AS TO ANY MATTERS CONCERNING THE PROPERTY INCLUDING WITHOUT LIMITATION: (A) THE CONDITION OR SAFETY OF THE PROPERTY OR ANY IMPROVEMENTS THEREON, INCLUDING, BUT NOT LIMITED TO, PLUMBING, SEWER, HEATING AND ELECTRICAL SYSTEMS, ROOFING, AIR CONDITIONING, IF ANY FOUNDATIONS, SOILS AND GEOLOGY INCLUDING HAZARDOUS MATERIALS, LOT SIZE, OR SUITABILITY OF THE PROPERTY OR IMPROVEMENTS FOR A PARTICULAR PURPOSE; (B) WHETHER THE APPLIANCES, IF ANY, PLUMBING OR UTILITIES AND ANY ASSOCIATED MATTERS ARE IN WORKING ORDER; (C) THE LIABILITY OR SUITABILITY FOR OCCUPANCY OF ANY STRUCTURE AND THE QUALITY OF ITS CONSTRUCTION; (D) THE FITNESS OF ANY PERSONAL PROPERTY; OR (E) WHETHER THE IMPROVEMENTS ARE STRUCTURALLY SOUND, IN GOOD CONDITION, OR IN COMPLIANCE WITH APPLICABLE CITY, COUNTY, STATE OR FEDERAL STATUTES, CODES OR ORDINANCES.
     UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT, PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS OR WILL HAVE PRIOR TO CLOSING EXTENSIVE KNOWLEDGE OF AND FAMILIARITY WITH THE PROPERTY AND HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND, EXCEPT AS EXPRESSLY PROVIDED FOR HEREIN OR IN ANY DOCUMENT DELIVERED TO PURCHASER BY SELLER AT CLOSING, WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT DELIVERED TO PURCHASER BY SELLER AT CLOSING. UPON CLOSING, EXCEPT AS EXPRESSLY PROVIDED FOR HEREIN OR IN ANY DOCUMENT DELIVERED TO PURCHASER BY SELLER AT CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS.
     EXCEPT AS MAY BE EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN ANY DOCUMENT DELIVERED TO PURCHASER BY SELLER AT CLOSING, PURCHASER, FOR ITSELF AND ITS SUCCESSORS IN INTEREST, (X) RELEASES SELLER FROM, AND WAIVES ALL CLAIMS AND LIABILITY AGAINST SELLER FOR, ANY ENVIRONMENTAL CONDITION AT THE PROPERTY, AND (Y) RELEASES SELLER

FROM, AND WAIVES ALL LIABILITY AGAINST SELLER ATTRIBUTABLE TO, THE ENVIRONMENTAL CONDITION OF THE PROPERTY, INCLUDING WITHOUT LIMITATION THE PRESENCE, DISCOVERY OR REMOVAL OF ANY HAZARDOUS SUBSTANCES IN, AT, ABOUT OR UNDER THE PROPERTY, CONNECTED WITH OR ARISING OUT OF ANY AND ALL CLAIMS OR CAUSES OF ACTION BASED UPON CERCLA (COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT OF 1980, AS AMENDED BY SARA SUPERFUND AMENDMENT AND REAUTHORIZATION ACT OF 1986 AND AS MAY BE FURTHER AMENDED FROM TIME TO TIME) OR ANY RELATED CLAIMS OR CAUSES OF ACTION OR ANY OTHER FEDERAL OR STATE BASED STATUTORY OR REGULATORY CAUSES OF ACTION FOR ENVIRONMENTAL CONTAMINATION AT, IN OR UNDER THE PROPERTY. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING.
II.
Consideration
     2.01 Purchase Price. The purchase price (“Purchase Price”) to be paid by Purchaser to Seller at the closing of the purchase and sale of the Property (the “Closing”) shall be TWENTY NINE MILLION ONE HUNDRED FIFTY THOUSAND DOLLARS ($29,150,000). The Purchase Price shall be payable by Purchaser as follows:
     (a) FIVE HUNDRED THOUSAND DOLLARS ($500,000) as an earnest money deposit (together with any interest earned thereon, the “First Deposit”), by check or wire transfer payable to First American Title Insurance Company (in its capacity as holder of the Earnest Money, the “Escrow Agent”), through its Washington, D.C. office, within two (2) business days after the date hereof;
     (b) ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000) by wire transfer of good funds to the Escrow Agent as an additional earnest money deposit (together with any interest earned thereon, the “Second Deposit”, and the First Deposit and after the deposit thereof the Second Deposit being hereinafter collectively referred to as the “Earnest Money”) within two (2) business days after the expiration of the Inspection Period (as hereinafter defined), if Purchaser shall not have terminated this Agreement as provided in this Agreement; and
     (c) The balance (as adjusted for the prorations and credits hereinafter set forth) at the Closing by wire transfer of good funds to an account to be designated by Seller prior to the Closing.
     2.02 Earnest Money. The Earnest Money shall be delivered to and held by Escrow Agent in escrow in an interest-bearing account pursuant to terms of this Agreement. If the Closing occurs in accordance with the terms and provisions of this Agreement, the Earnest Money shall be paid to Seller and credited against the Purchase Price. If the Closing does not occur, the Earnest Money shall be held and delivered as provided in this Agreement.
     2.03 Allocation. The Purchase Price shall be allocated between the Land, the Improvements and the other Purchased Assets as set forth on Exhibit B attached hereto subject to such changes as the parties may reasonably and in good faith agree upon prior to the expiration of the Inspection Period.

III.
Survey
     3.01 Survey. Promptly after the Effective Date, Seller will obtain, at Purchaser’s cost and expense, a current survey (the “Survey”) of the Property prepared by a licensed surveyor approved by Purchaser. The Survey, which shall be certified to Purchaser, Purchaser’s lender, if any, and Purchaser’s title insurer, shall indicate the metes and bounds of the Land, shall indicate the Improvements and the location of any easements, utility lines, rights-of-way, water courses, drains, sewers, driveways, roads and encroachments affecting the Property, and shall indicate that all Improvements are located within the record and setback lines of the Property and that no easements or other encroachments located on the Property interfere with the use of the Property and shall otherwise be in accordance with the Minimum Standard Detail Requirements and Classifications for ALTA/ACSM Land Title Surveys (including items 1, 2, 3, 6, 7A, 7B, 7C, 8, 9, 10, 11 and 13 of Table A thereof) and the standards of any board or organization promulgating standards for surveys in the State of California.
IV.
Title Insurance
     4.01 Title Commitment. Within ten days after the Effective Date, Purchaser will cause First American Title Insurance Company (in its capacity as title insurer, the “Title Company”), through its Washington, D.C. office to deliver to Purchaser an up-to-date and complete commitment for an ALTA Owner’s Policy of Title Insurance with extended coverage (the “Title Commitment”) accompanied by a legible copy of all recorded documents relating to liens, easements, rights-of-way, restrictions and other matters affecting title to the Property.
     4.02 Title Objections. Purchaser shall have ten (10) days from the last to be received of the Title Commitment and the Survey to notify Seller as to any items that are unsatisfactory to Purchaser. Unless Purchaser or its attorney so notifies Seller within such 10-day period, Purchaser shall be deemed to have approved the condition of title to the Property as reflected by the Title Commitment and Survey. If within such period Purchaser notifies Seller that any of the items are unacceptable (“Objections”), Seller shall within five (5) business days after receipt of such notice notify Purchaser whether Seller shall elect to cure any or all of such Objections (provided, however, that Seller must satisfy and remove of record or cure, as the case may be, and shall not have any right to elect not to cure, any matter which it is required to cure pursuant to Section 4.04 below. If Seller elects to cure any such Objections, then Seller shall promptly cure the Objections which it has elected to cure to Purchaser’s and the Title Company’s satisfaction. If Seller elects not to cure any such Objections, or is unable to cure any such Objections, then Purchaser at its sole and absolute option may either (i) accept title to the Property subject to such Objections or (ii) terminate this Agreement by written notice to Seller, whereupon the Earnest Money shall be promptly returned to Purchaser and the parties shall have no further rights or liabilities under this Agreement other than those which expressly survive the termination of this Agreement. Purchaser shall make such election by written notice to Seller or on before the Closing Date or within five business days after Seller has advised Purchaser in writing that has elected not to cure any such Objections or is unable to cure any such Objections, whichever occurs first, and in the event Purchaser does not make such election, Purchaser shall be conclusively deemed to have terminated this Agreement. Those restrictions, liens, encumbrances, easements, rights of way and other matters as are not objected to by Purchaser in the manner provided in this Section shall be deemed “Permitted Exceptions”. Nothing herein shall be deemed to prohibit Purchaser from objecting to title defects revealed subsequent to approval of the title reflected by the Title Commitment and the Survey and any such objections will be treated as “Objections” in accordance with this Section.
     4.03 Title Conveyed. Seller shall, on the Closing Date, convey to Purchaser good, marketable and insurable title to the Property subject only to the Permitted Exceptions.
     4.04 Monetary Liens. Notwithstanding anything to the contrary set forth in Section 4.02 above, Seller shall satisfy and remove of record or cure, as the case may be, at or before the Closing (x) any mortgage or deed of trust lien affecting the Property, (y) any liens for unpaid taxes, and (z) any other Objection which may be removed by the payment of a liquidated sum of money and which when aggregated with all other Objections to be cured under this clause (z) is equal to or less than $100,000 in the aggregate, and Seller may not refuse to cure the same. Seller may use all or any portion of the Purchase Price to affect such cure at the Closing.
     4.05 Searches. Promptly after the Effective Date, Seller shall furnish to Purchaser, at Seller’s expense, written reports of searches (the “Searches”) of the records of the appropriate governmental agencies confirming the absence of security interests, judgments, tax liens and bankruptcy proceedings which affect or could affect the Purchased Assets or any interest therein (except the Permitted Exceptions). If such Searches disclose the existence of any security interests, judgments, tax liens or bankruptcy proceedings which affect or could affect the Purchased Assets or any interest therein (except the Permitted Exceptions), Seller shall have thirty (30) days from the date of delivery of such written reports to secure the release, or commit in writing to secure the release, of all such security interests, judgments, tax liens and bankruptcy proceedings and provide evidence of such release to Purchaser. If Seller fails to secure all such releases or commit to secure such releases within such thirty (30) day period, without limiting any other obligation which Seller may have under Section 4.05 or elsewhere in this Agreement, and/or right or remedy which Purchaser may have with respect thereto under this Agreement, Purchaser may elect, upon notice to Seller on or before the Closing Date, to (i) terminate this Agreement, in which event the Earnest Money shall promptly be returned to Purchaser, or (ii) accept title subject only to such then unreleased security interests, judgments and tax liens with the further right to deduct from the Purchase Price amounts secured by any such security interests, judgments and tax liens (other than the Permitted Exceptions) of a definite or ascertainable amount. Said Searches shall be updated, at Seller’s sole cost and expense, as of a date not earlier than three (10) days prior to the Closing Date confirming that there are no security interests, judgments, tax liens or bankruptcy proceedings affecting the Purchased Assets or any interest therein.
V.
Representations, Warranties, Covenants And Conditions Precedent
     5.01 Seller’s Representations and Warranties. Seller represents and warrants to Purchaser that:
     (a) Seller is a duly organized and validly existing California limited liability company, is in good standing in the State of California and in the state of its formation, if different, and has full power to enter into this Agreement and to perform its obligations under this Agreement.
     (b) The execution and delivery of this Agreement has been duly authorized by all necessary and appropriate action of Seller. This Agreement constitutes a legal, valid and binding obligation of Seller enforceable in accordance with its terms, subject to bankruptcy, fraudulent conveyance, moratorium or other creditor’s rights and limitations on equitable remedies.
     (c) No consent or approval of any person, entity, or governmental authority is required with respect to the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby or the performance by Seller of its obligations under this Agreement.
     (d) There are no Space Leases, ground leases, license agreements, occupancy agreements or other similar agreements affecting all or any portion of the Property except for the leases (collectively, the “Space Leases”) listed in Exhibit C (as supplemented pursuant to Section 5.05(p) below) to this Agreement. All of the Space Leases described in Exhibit C are in full force and effect, there are no defaults by any party thereunder, and true and complete copies of the Space Leases and all instruments and documents related to the Space Leases have been provided to Purchaser.
     (e) There are no Hotel Contracts or similar agreements affecting the Property except as set forth in Exhibit D to this Agreement (as supplemented pursuant to Section 5.05(p) below). Any equipment leases set forth on Exhibit D (as supplemented pursuant to Section 5.05(p) below) are specifically identified as such. All of the Hotel Contracts are in full force and effect, there are no defaults by Seller or, to Seller’s knowledge, any other party thereunder, and true and complete copies of the Hotel Contracts and all instruments and documents related to the Hotel Contracts have been provided to Purchaser.
     (f) The Existing Franchise Agreement is in full force and effect and has not been extended, amended, modified or otherwise supplemented. To Seller’s knowledge, after due inquiry of Hilton, there are no defaults by Seller under the Existing Franchise Agreement or, to the knowledge of Seller, by any other party thereunder, nor has any event occurred which, with passage of time or the giving of notice or both, would constitute a default by Seller or, to the knowledge of Seller, by any other party thereunder. True and complete copies of the Existing Franchise Agreement have been provided to Purchaser.
     (g) To Seller’s knowledge all Permits necessary for the operation of the Hotel are set forth in Exhibit E to this Agreement. The Permits are in full force and effect, Seller has received no notice of any violations thereof, and true and complete copies of all of the Permits have been delivered to Purchaser.
     (h) All Hotel Employees are employed by Seller or the Hotel’s property manager. There are no agreements relating to any representation, labor or collective bargaining agreement affecting the Hotel, and no Hotel Employees are employed under union agreements, collective bargaining, written or oral employment agreements or similar arrangements. Neither Seller nor to Seller’s knowledge, Seller’s property manager has received any notice from any labor union or group of employees that such union or group represents or believes or claims it represents or intends to represent any of the Hotel Employees. There are no current strikes or work stoppages at the Hotel nor, to Seller’s knowledge, has any such strike or work stoppage been threatened.
     (i) Seller has received no notice of, and, to Seller’s knowledge, there are no violations of laws, ordinances, orders or regulations (“Laws”) of governmental or quasi-governmental authorities with respect to the Property (including, without limitation, those related to environmental, labor or employment matters) and the current use of the Property is in compliance with all zoning and land-use laws and ordinances.
     (j) To Seller’s knowledge, except as set forth on Exhibit I attached hereto no asbestos or petroleum or any substances defined as hazardous materials or hazardous wastes under any applicable Laws are or have been used, stored, generated or released at the Property.
     (k) Except as set forth on Exhibit J attached hereto, there is no litigation, action, or proceeding pending or, to the best of Seller’s knowledge, threatened relating to the Property or the transactions contemplated by this Agreement, including, but not limited to, those alleging the violation of any Laws pertaining to employment or employment practices or those alleging violation of the Americans with Disabilities Act, nor is the Hotel affected by any settlement agreement, consent decree or other resolution to any prior litigation, action or proceeding.
     (l) Seller has provided to Purchaser (i) true and complete copies of all bills for real estate and personal property taxes and assessments for the 2004 tax year and the two immediately preceding tax years and (ii) a true and complete list of the current Hotel Employees together with a schedule setting forth the compensation and fringe benefits (including, but not limited to, benefit plans) accorded to such Hotel Employees.
     (m) Seller has provided to Purchaser unaudited financial statements and STR reports for the 2000, 2001, 2002 and 2003 calendar years and year-to-date financial statements for the 2004 calendar year. All such statements for the Hotel are, and any financial statements for later periods to be provided by Seller pursuant to this Agreement shall be, true and correct and have, or will, accurately reflect in all material respects the financial condition of the Hotel for the applicable period. There have been no material adverse changes in the financial condition of the Hotel since the date of the last such statement delivered to Purchaser prior to the execution of this Agreement.
     (n) Seller owns good and marketable title to the Purchased Assets, subject only to the Permitted Exceptions.
     (o) Other than to Hilton pursuant to the Franchise Agreement, Seller has not granted to any person or entity any options or other agreements of any kind, whereby any person or entity other than Purchaser will have acquired or will have any right to acquire title to all or any portion of the Purchased Assets.
     (p) Seller has paid all taxes (including, without limitation, transient occupancy (bed) taxes), assessments and other governmental charges relating to the operation of the Hotel that were due and payable prior to the Effective Date.
     (q) Other than the agreements disclosed in this Agreement, and to Seller’s knowledge, there are no agreements, written or oral, affecting the Property, which would be binding on Purchaser following the Closing.
     (r) Seller is not a “foreign person” as defined in the Internal Revenue Code of 1986, as amended.
     (s) Michael McGlone is President and Chief Operating Officer of Seller and Peter Trapolino is Vice President — Development of Seller. Mr. McGlone and Mr. Trapolino are the individuals employed by Seller having supervisory responsibility for and control of the Hotel and are the employees of Seller having the most knowledge of the matters which are the subject of the foregoing representations which are limited to Seller’s knowledge.
     (t) Neither Seller nor any of its respective officers, directors, shareholders, partners, members or affiliates (including the indirect holders of equity interests in Borrower) is an entity or person: (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”); (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf)(the “OFAC List”); (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO 13224; or (iv) who is otherwise affiliated with any entity or person listed above.
     5.02 Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller that:
     (a) Purchaser is a duly organized and validly existing limited liability company, is in good standing in the State of Delaware and has full power to enter into this Agreement and to perform its obligations under this Agreement.
     (b) The execution and delivery of this Agreement has been duly authorized by all necessary and appropriate limited liability company action of Purchaser. This Agreement constitutes a legal, valid and binding obligation of Purchaser enforceable in accordance with its terms, subject to bankruptcy, fraudulent conveyance, moratorium or other creditor’s rights and limitations on equitable remedies.
     5.03 Knowledge Defined. For purposes of this Agreement, “knowledge” means (a) with respect to Seller, the actual knowledge of Michael McGlone and/or Peter Trapolino and/or, if different, the general manager of the Hotel, (provided that, in no event shall any such person have any personal liability arising under this Agreement), without any duty of inquiry or investigation other than reasonable inquiries of the general manager and executive staff of the Property, and expressly excluding the knowledge of any other shareholder, partner, member, trustee, beneficiary, director, officer, manager, employee, agent or representative of Seller or any of its affiliates, and (b) with respect to Purchaser, (i) the actual knowledge of C.A. Anderson and expressly excluding the knowledge of any other shareholder, partner, member, trustee, beneficiary, director, officer, manager, employee, agent or representative of Purchaser or any of its Affiliates and (ii) any matter disclosed in any exhibits or schedules to this Agreement. For the purposes of this definition, the term “knowledge” means, with respect to any person, the conscious awareness of such person at or prior to the time in question, but expressly excludes any constructive or implied knowledge of such person.
     5.04 Survival of and Other Matters with respect to Seller’s Representations and Warranties.
     (a) The representations and warranties of Seller set forth in Section 5.01 as updated by the certificate of Seller to be delivered to Purchaser at Closing, shall survive Closing for a period of two hundred seventy (270) days. No claim for a breach of any representation or warranty of Seller shall be actionable or payable (a) if the breach in question results from or is based on a condition, state of facts or other matter which was actually known to Purchaser prior to Closing, (b) unless the valid claims for all such breaches, if any, collectively aggregate more than Fifty Thousand Dollars ($50,000), in which event the full amount of such claims shall be actionable, and (c) unless written notice containing a reasonable description of the nature of such breach shall have been given by Purchaser to Seller prior to the expiration of said two hundred seventy (270) day period and an action shall have been commenced by Purchaser against Seller within ninety (90) days after the termination of the survival period provided for above in this Section 5.04 (except that if Purchaser is seeking recovery from any third party as provided in the following sentence Purchaser shall only be required to provide written notice to Seller within the two hundred seventy (270) day period and shall not be required to commence an action against Seller to preserve its claims). As used herein, the term “Cap” shall mean the total aggregate amount of One Million Five Hundred Thousand Dollars ($1,500,000). In no event shall (i) Seller’s aggregate liability to Purchaser for breach of any representation or warranty of Seller in this Agreement (as modified by any certificate to be delivered by Seller at Closing) exceed the amount of the Cap, or (ii) Seller be liable for any consequential or punitive damages unless the same are payable to third parties.
     (b) By executing and delivering the documents required of such party in Section 7.04 below, (i) Seller shall be deemed to have remade all of the foregoing representations and warranties of Seller in Section 5.01 as of Closing and (ii) Purchaser shall be deemed to have made all of the foregoing representations and warranties of Purchaser in Section 5.02 as of Closing. Should any of such representations and warranties of Seller be found to be incorrect prior to Closing, Seller shall attempt to cure the same by Closing. If Seller is unable to cure same by Closing, at Purchaser’s option the Closing shall be postponed until five (5) business days following Purchaser’s receipt of proof satisfactory to Purchaser that such matters have been cured, provided, however, if Seller is unable to cure the same within thirty (30) days from the date of notice of the same, Purchaser shall be entitled either to waive the same and close this transaction, exercise its rights pursuant to Article VI of this Agreement or to terminate this Agreement. In the event the Purchaser elects to terminate this Agreement, Escrow Agent shall return the Earnest Money to Purchaser and neither party to this Agreement shall thereafter have any further rights or liabilities under this Agreement.
     5.05 Seller’s Covenants. Seller covenants and agrees with Purchaser that prior to the Closing:
     (a) Seller will assist Purchaser and Purchaser’s agents, on or before Closing, in acquiring all information necessary to enable Purchaser’s agents and Seller’s agents to compute the prorations described in Section 7.02 of this Agreement.
     (b) Seller will not sell, exchange, assign, transfer, convey, lease or otherwise dispose of all or any part of the Purchased Assets or any interest therein except for Furnishings, Consumables and Expendables which are sold or consumed in the ordinary course of business.
     (c) Seller will keep the Space Leases, the Hotel Contracts, the Existing Franchise Agreement and the Permits in full force and effect, will pay all charges when due thereunder and will perform all of its material obligations thereunder.

     (d) Seller will keep the Purchased Assets free and clear of liens and encumbrances other than the Permitted Exceptions and the lien of taxes not yet due and payable.
     (e) Seller will not enter into any contracts, leases, licenses, easements or other agreements relating to the Purchased Assets which will obligate Purchaser or be a charge or lien against the Property, except those necessary to continue the operation of the Hotel in the ordinary course of business and which are terminable by the owner of the Property without penalty on thirty days notice.
     (f) Seller will cause the Property to be operated and maintained in the manner in which it is being operated and maintained as of the date of this Agreement which undertaking includes, but is not limited to, (i) maintaining Expendables, Consumables and Furnishings in those quantities and at those levels present as of the Effective Date and (y) with respect to Expendables, also not less than the average levels maintained with respect to each such Expendable over the five years previous to the Closing Date, (ii) entering into Bookings in the ordinary course of business, (iii) performing all repairs and maintenance necessary to keep the Property in good repair, to comply with Laws and to maintain at least the same condition as exists on the Effective Date and (iv) keeping the Hotel staffed with Hotel Employees in accordance with Seller’s current practice.
     (g) Seller shall permit Purchaser and its representatives, employees, contractors and agents to enter upon and inspect the Property and perform such investigations of the Property and all applicable Books and Records as Purchaser may from time to time deem desirable. Purchaser and Purchaser’s agents and contractors shall have the right during the term of this Agreement to enter upon the Property at reasonable times and upon reasonable prior notice to Seller. Purchaser acknowledges and agrees that any and all inspections of the Property shall be conducted in a manner not unreasonably disruptive to tenants, guests, or otherwise to the operation of the Property and shall be performed upon reasonable prior notice to Seller. In the event Purchaser desires to conduct any physically intrusive due diligence such as sampling of soils or drilling wells, Purchaser will request Seller’s prior consent thereto, which consent shall not be unreasonably withheld. Purchaser agrees to indemnify Seller and hold Seller, Seller’s affiliates, officers, directors, employees, agents and representatives harmless from and against any and all losses, costs, damages, claims or liabilities, including, without limit, to mechanic’s and materialmen’s liens and attorneys fees arising out of or in connection with the entry by Purchaser and/or any of Purchaser’s agents onto the Property pursuant to this Section except to the extent the same arise from the misconduct or negligence of Seller or Seller’s representatives. Purchaser’s indemnity and hold harmless provisions pursuant to this Section shall survive the closing of this transaction or earlier termination of this Agreement. In addition to the foregoing, Seller shall assist Purchaser and provide such other information as shall be required to enable an accounting firm of Purchaser’s choosing to prepare audited financial statements of the Property for calendar years 2000 through 2003, the cost of which shall be borne by Purchaser.
     (h) Within twenty (20) days after the end of each calendar month until the Closing Date, Seller shall provide to Purchaser financial statements and STR reports for such month and on a year-to-date basis which statements shall be prepared in accordance with either generally accepted accounting principles or the Uniform System of Accounts for Hotels and Motels, and otherwise in form reasonably acceptable to Purchaser.
     (i) Upon Purchaser’s request, Seller shall from time to time make available a senior representative of Seller and the general manager of the Hotel at a reasonable time to meet with an asset manager of Purchaser to review the operations of the Hotel in reasonable detail
     (j) Seller will promptly notify Purchaser of any matter arising prior to Closing which might materially and adversely affect the condition or operation of the Hotel including, without limitation, the commencement of any litigation or proceeding or any notice of a violation of Laws issued by any governmental or quasi-governmental authority.

     (k) Seller will cooperate with Purchaser in all reasonable respects (which shall include, without limitation, supplying information known to Seller and execution of such documents as may be legally required) in connection with the application for transfer of any existing alcoholic beverage licenses held by or on behalf of Seller or its agent in connection with its operation of the Hotel (collectively, the “Liquor License”) to Purchaser or Purchaser’s designee or Purchaser’s (or Purchaser’s designee’s) application for a new Liquor License (as the case may be, the “Liquor Application”). Without limiting the generality of the foregoing, Seller and either Purchaser or Purchaser’s designee shall, if required, open a separate escrow (the “Liquor Escrow”) with an escrow company selected by Purchaser and reasonably acceptable to Seller to effect the transfer of the Liquor License and certain food and beverage inventory attendant to the alcoholic beverage operation at the Hotel (collectively, “Liquor License Property”) with a reasonable portion of the Purchase Price (not to exceed $20,000) designated as consideration for transfer of the Liquor License Property. Seller shall satisfy through the Liquor Escrow all claims of creditors of Seller relating to the purchase and sale of alcoholic beverages at the Hotel arising prior to the Cut-Off Time. Prior to Closing, Purchaser or Purchaser’s designee shall file with the Department of Alcoholic Beverage Control (“ABC”) an application for a temporary permit (“Temporary License”) allowing Purchaser to operate the Liquor License Property effective as of the Closing while the transfer application for a permanent alcoholic beverage license or licenses (the “Permanent License”) is pending. To the extent required by the ABC, Seller shall surrender the Liquor License to the ABC as of the Closing in accordance with the ABC’s rules and execute all necessary forms required by the ABC for the Purchaser or the Purchaser’s designee to obtain a Temporary License. If a Temporary License is granted to Purchaser or Purchaser’s designee, then as of the Closing Date and prior to the issuance of a Permanent License, Purchaser shall operate the alcoholic beverage operations pursuant to the Temporary License in a lawful manner. Purchaser or Purchaser’s designee shall pay any application fees or other transfer costs required to effectuate the transfer of the Liquor License, except that Seller and Purchaser shall each pay one-half of the charges for the Liquor Escrow. If the Purchaser is unable to obtain the transfer of the Liquor License, or obtain a Temporary License, or obtain a new Permanent License prior to the Closing, then, on the Closing Date, Seller and Purchaser shall enter into an interim arrangement (the “Interim Arrangement”) whereby Seller shall operate the liquor concessions at the Hotel on behalf of Purchaser pending the transfer or issuance of the Liquor License to Purchaser and Purchaser shall indemnify Seller against any liabilities incurred in such operation. Seller represents and warrants to Purchaser that it is unaware of any reason why the ABC should deny the application to transfer the Liquor License or a Temporary License from the Seller to the Purchaser or the Purchaser’s designee. The provisions of this Section 5.05(k) shall survive the Closing.
     (l) Seller will promptly provide Purchaser with notice of any actual or proposed change in the assessed value of the Property or any portion of the Property (including any tentative or preliminary assessment) and of the institution or proposed institution of any proceeding (whether formal, informal, judicial or administrative) relating to any such change or proposed change. Seller will not take any action with respect to the contesting and/or resolution of the taxable assessed value of the Land and Improvements without the prior written consent of Purchaser, which consent shall not be unreasonably withheld.
     (m) Seller shall not request or initiate any proceeding or other action to change any zoning classification applicable to the Property or any other Law which governs the use or occupancy of the Property.
     (n) Seller shall prior to the Closing obtain an estoppel certificate, in the form and substance required by Purchaser’s lender and reasonably acceptable to Purchaser and dated no earlier than thirty (30) days prior to the Closing Date, from each tenant under a Space Lease and from any owner’s association to which the Property is subject.
     (o) Seller shall within five (5) days after the Effective Date apply for, and thereafter diligently seek to obtain from Hilton, Hilton’s written waiver of its existing right to purchase the Property as set forth in the Existing Franchise Agreement, and shall notify Purchaser in writing promptly upon Seller’s receipt of same, which notice shall contain a copy of said waiver.

     (p) Seller shall within ten days after the Effective Date deliver to Purchaser a supplement to Exhibits C and D listing, for each Space Lease and Hotel Contract set forth thereon, (i) a brief description of (x) the space demised under each such Space Lease and (y) the services or materials provided under each such Hotel Contract, (ii) the date on which the current term of such Space Lease or Hotel Contract expires, (iii) a brief description of any automatic renewal provisions in each such Space Lease or Hotel Contract and (iv) the current monthly rent payable under each such Space Lease and the current payments due under each Hotel Contract (on a monthly or quarterly basis, as applicable). To the extent any equipment lease is listed on Exhibit D and is not identified as such on Exhibit D as attached hereto, such supplement shall specifically identify such equipment lease as an equipment lease.
     5.06 Inspection Period. Purchaser and its representatives, employees, contractors and agents shall have a period from the Effective Date through the close of business on the date (or, if such date is not a business day, the next succeeding business day) forty-five (45) days after the Effective Date (the “Inspection Period”) within which to undertake such inspections and investigations of the Property (including, but not limited to, engineering and environmental studies, financial analysis, and feasibility studies) as Purchaser deems desirable to evaluate the financial and physical condition of the Property and such other matters that Purchaser may deem relevant. If Purchaser shall, in its sole and absolute discretion, (x) determine that the Purchased Assets or any matters related to the Purchased Assets and/or Purchaser’s acquisition thereof are unsatisfactory in any respect, and/or (y) otherwise decide not to acquire the Purchased Assets for any reason or no reason, then Purchaser may terminate this Agreement by written notice (the “Termination Notice”) given to Seller prior to the end of the Inspection Period. Upon the giving of the Termination Notice, this Agreement shall terminate, Escrow Agent shall return the Earnest Money (less Fifty and no/100 Dollars ($50.00) to be disbursed to Seller as sole consideration hereunder) to Purchaser and neither party to this Agreement shall thereafter have any further rights or liabilities under this Agreement.
     5.07 Conditions Precedent to Purchaser’s Obligations. Purchaser’s obligations under this Agreement are conditioned upon the satisfaction of the following conditions as of the Closing Date:
     (a) Purchaser shall not have terminated this Agreement pursuant to Section 5.06 or any other applicable provision of this Agreement.
     (b) Seller’s representations and warranties set forth in this Agreement shall continue to be true and accurate in all material respects (provided, furthermore, and notwithstanding any provision of this Agreement to the contrary, it shall be a condition precedent to Purchaser’s obligation to close the transactions set forth herein that each representation and warranty of Seller which is limited to or by Seller’s knowledge be true and correct as if it were not so limited).
     (c) Seller shall have delivered all of the documents required under this Agreement and performed all of its obligations under this Agreement in all material respects.
     (d) After payments made at Closing, there shall be no unpaid charges, judgments, debts, liabilities, claims, liens or obligations which burden the Property other than the Permitted Exceptions.
     (e) The Property shall on the Closing Date be in the same condition as on the last day of the Inspection Period except as attributable to ordinary wear and tear.
     (f) There shall have been no material adverse change in the condition or operations of the Hotel from the last day of the Inspection Period through the date of Closing (which change may include, but shall not be limited to, the existence of violation of any Laws or the revocation or suspension of any Permit or the right to operate the Hotel or any of its facilities).
     (g) Hilton shall have waived in writing its existing right to purchase the Property as set forth in the Existing Franchise Agreement and Purchaser shall have either (i) obtained Hilton’s consent to the assumption by Purchaser of, and shall have assumed, the Existing Franchise Agreement, or (ii) entered into a franchise or license agreement with Hilton for the Hotel, such assumption or agreement to be on terms satisfactory to Purchaser in its sole discretion. In no event shall Purchaser be required to assume or have any liability or obligation under the Existing Franchise Agreement for (x) any franchise or other fees under the Existing Franchise Agreement accrued and unpaid with respect to all periods on or prior to the Closing Date or (y) with respect to any monetary or other default under the Existing Franchise Agreement, nor shall Purchaser be required to agree to any amendment of the Existing Franchise Agreement or to any new franchise agreement with Hilton, or to any capital or other improvements requested or required by Hilton in connection with such assumption or new franchise agreement.
     (h) Purchaser shall have obtained the transfer or the issuance of the Liquor License or Seller and Purchaser shall have entered into the Interim Arrangement.
The conditions precedent set forth in this Section 5.07 are solely for the benefit of Purchaser and may be waived only by Purchaser, which waiver may be granted or withheld by Purchaser in its sole and absolute discretion. Without limiting and without prejudice to any of Purchaser’s other rights or remedies under this Agreement in the event any such failure of condition is the result of or arises out of Seller’s default under this Agreement, if any condition precedent to Purchaser’s obligations under this Agreement has not been satisfied as of the Closing Date or waived by Purchaser, then Purchaser shall be entitled in its sole and absolute discretion to terminate this Agreement by giving Seller and Escrow Agent written notice to such effect, whereupon Escrow Agent shall return the Earnest Money to Purchaser and the parties shall thereafter have no further rights or liabilities under this Agreement.
     5.08 Conditions Precedent to Seller’s Obligations. Seller’s obligations under this Agreement are conditioned upon the satisfaction of the following conditions as of the Closing Date:
     (a) Purchaser’s representations and warranties set forth in this Agreement shall continue to be true and accurate in all material respects.
     (b) Purchaser shall have performed all of its obligations under this Agreement in all material respects.
     (c) Hilton shall have waived in writing its existing right to purchase the Property as set forth in the Existing Franchise Agreement and Purchaser shall have either (i) obtained Hilton’s consent to the assumption by Purchaser of, and shall have assumed, the Existing Franchise Agreement, or (ii) entered into a franchise or license agreement with Hilton for the Hotel, such agreement to be on terms satisfactory to Purchaser.
The conditions precedent set forth in this Section 5.08 are solely for the benefit of Seller and may be waived only by Seller, which waiver may be granted or withheld by Seller in its sole and absolute discretion. Without limiting and without prejudice to any of Seller’s other rights or remedies under this Agreement in the event any such failure of condition is the result of or arises out of Purchaser’s default under this Agreement, if any condition precedent to Seller’s obligations under this Agreement has not been satisfied as of the Closing Date or waived by Seller, then Seller shall be entitled in its sole and absolute discretion to terminate this Agreement by giving Purchaser and Escrow Agent written notice to such effect, whereupon Escrow Agent shall return the Earnest Money to Purchaser and the parties shall thereafter have no further rights or liabilities under this Agreement.
VI.
Remedies
     6.01 Seller’s Remedies IF PURCHASER DEFAULTS UNDER THIS AGREEMENT OR OTHERWISE FAILS TO CLOSE THE TRANSACTIONS SET FORTH IN THIS AGREEMENT, FOR ANY REASON EXCEPT (A) THE FAILURE OF ANY CONDITION PRECEDENT TO PURCHASER’S OBLIGATIONS UNDER THIS AGREEMENT OR (B) PURCHASER’S TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS, SELLER SHALL BE ENTITLED AS ITS SOLE REMEDY UNDER THIS AGREEMENT TO TERMINATE

THIS AGREEMENT AND RECOVER THE EARNEST MONEY (IN ADDITION TO ATTORNEYS’ FEES PURSUANT TO SECTION 6.03 BELOW) AS LIQUIDATED DAMAGES AND NOT AS A PENALTY, IN FULL SATISFACTION OF ANY CLAIMS AGAINST PURCHASER UNDER THIS AGREEMENT. IN CONNECTION THEREWITH, SELLER WAIVES ITS RIGHT TO SEEK SPECIFIC PERFORMANCE OF THIS AGREEMENT FROM PURCHASER. SELLER AND PURCHASER AGREE THAT THE SELLER’S DAMAGES RESULTING FROM PURCHASER’S DEFAULT ARE DIFFICULT TO DETERMINE AND THE AMOUNT OF THE EARNEST MONEY IS A FAIR ESTIMATE OF THOSE DAMAGES. EACH PARTY HEREBY WAIVES ANY AND ALL RIGHTS TO CONTEST THE VALIDITY OF THE FOREGOING LIQUIDATED DAMAGES PROVISIONS FOR ANY REASON WHATSOEVER, INCLUDING, BUT NOT LIMITED TO, SUCH PROVISION BEING UNREASONABLE UNDER CIRCUMSTANCES EXISTING ON THE EFFECTIVE DATE OR AT THE TIME OF DEFAULT. THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677.
INITIALS:           SELLER                               PURCHASER
     6.02 Purchaser’s Remedies. If Seller fails to perform its obligations under this Agreement for any reason except the failure of any condition precedent to Seller’s obligations under this Agreement, then Purchaser’s sole remedies shall be: (a) to terminate this Agreement by giving Seller written notice of such election prior to or at Closing whereupon (i) the Escrow Agent shall promptly return to Purchaser the Earnest Money and (ii) Seller shall pay to Purchaser on demand all out-of-pocket costs (including, but not limited to, due diligence costs and reasonable attorneys’ fees) , incurred by Purchaser in connection with this Agreement and the transactions contemplated by this Agreement (provided, however, that Seller shall not be required to pay more than $85,000 pursuant to this clause 6.02(a)(ii)); (b) to waive the default and close; or (c) to enforce specific performance of this Agreement, provided Purchaser initiates such specific performance action within 60 days from the scheduled date of closing (as the same may have been adjusted as permitted by this Agreement).
     6.03 Attorney’s Fees. In the event either party hereto is required to employ an attorney because of the other party’s default, then the defaulting party shall pay the nondefaulting party’s reasonable attorney’s fees incurred in the enforcement of this Agreement.
VII.
Closing Matters
     7.01 Closing Date. The delivery of the conveyancing instruments with respect to the Purchased Assets and other documents required hereunder (the “Closing”) shall be held at the Title Company’s offices or by mail, or through escrow with the Escrow Agent, on the date forty-five (45) days after the expiration of the Inspection Period (provided that if such date is not a business day then the Closing Date shall be the next succeeding business day) (the “Closing Date”), or such earlier date as may be agreed to by Seller and Purchaser in their sole and absolute discretion.
     7.02 Adjustment and Prorations. The matters and items set forth below shall be apportioned between Seller and Purchaser or, where applicable, credited in total to a particular party:
     (a) Taxes. All real and personal property taxes and special assessments, if any, whether payable in installments or not, shall be prorated as of the Cut-Off Time. If such taxes for the tax year in which the Closing occurs have not been finally determined on the Closing Date, then such taxes shall be prorated on an estimated basis using the most current information available. When such taxes have been finally determined, the parties shall recalculate such prorations and any amount payable by Seller or Purchaser shall be paid to the other party within fifteen days after such taxes are finally determined.

     (b) Room Rentals. One-half (50%) of the room rentals attributable to the night prior to the Closing Date shall be the property of Seller and the remaining one-half (50%) shall be the property of Purchaser. Room rentals attributable to any night prior to the night prior to the Closing Date shall be the property of Seller.
     (c) Reservation Deposits. Prepaid and unearned reservation deposits and other items prepaid by guests of the Hotel shall be transferred to Purchaser at the Closing.
     (d) Utility Charges. Utility charges for telephone, gas, electricity, sewer, water and other services shall not be prorated to the extent that Seller can make arrangements for the rendering of final bills based on meter readings as of the Cut-Off Time. Seller shall be responsible for the payment at the Closing of all bills for utility charges up to and including the Cut-Off Time. To the extent that utility bills cannot be rendered as of the Closing Date, such charges for the period through the Cut-Off Time shall be prorated as of the Cut-Off Time based upon the most recent available bills and readjusted on the basis of the actual bills as and when received. Any utility deposits shall be either returned to Seller or transferred to Purchaser and credited to Seller.
     (e) Operating Expenses and Trade Accounts. Seller shall be responsible for all operating expenses and trade accounts of the Property (including charges and fees payable under the Hotel Contracts) up to and including the Cut-Off Time. To the extent the amounts of such items are then known, Seller shall pay such items at Closing and shall pay the balance of such amounts in the ordinary course of business but in no event later than 45 days after the Closing Date. Seller agrees to indemnify and hold Purchaser harmless for and against any such amounts. Purchaser shall assume responsibility for purchase orders made by Seller in the ordinary course of business for Expendables or Consumables not delivered to the Hotel as of the Closing Date.
     (f) Food, Beverage and Other Income. Revenues from food, beverage and banquet services, room service, public room revenues, health club revenues and other services rendered to guests of the Hotel shall be prorated as of the Cut-Off Time, if, as and when collected, provided that with respect to food, beverage and banquet services, such revenues shall be prorated as of the end of the employee shift on the night preceding the Closing.
     (g) Rents. All rentals under the Space Leases (including fixed rents and charges in respect of electricity, operating expenses and taxes) shall be prorated as of the Cut-Off Time if, as and when collected. Payments from tenants for electricity, operating expenses and taxes which are billed to tenants in arrears or on an estimated basis shall be prorated on such basis and readjusted if, as and when such amounts are finally determined and collected.
     (h) Employees. Wages and fringe benefits (including, but not limited to, accrued vacation pay) of Hotel Employees shall be paid or prorated as provided in Section 7.07.
     (i) Security Deposits. Any security deposits under the Space Leases shall be transferred to Purchaser at the Closing or credited against the Purchase Price.
     (j) Cash. All cash on hand in house banks on the morning of the Closing Date shall become the property of Purchaser and the amount thereof shall be credited to Seller.
     (k) Ledger and other receivables. All accounts receivable attributable to guests in the Hotel on the night preceding the Closing (the “Ledger”) shall be prorated as provided in this Agreement, Seller’s share shall be credited to Seller and the Ledger shall become the property of Purchaser. All other accounts receivable that are the property of Seller under this Agreement shall be set forth in a schedule on the Closing Date and shall remain the property of Seller. Purchaser shall have no obligation to collect such accounts receivable, but shall cooperate with Seller, at Seller’s cost, in reasonable respects in connection with any collection efforts. If any receivables which are the property of Seller under this Agreement shall be collected by Purchaser, Purchaser shall promptly remit the same to Seller.
     (l) The prepaid expenses paid by Seller set forth on Exhibit H attached hereto shall be prorated as of the Cut-Off Time and Seller shall receive a credit for the portion of said expenses which cover periods after the Cut-Off Time.
     7.03 Guest Property in Seller’s Possession on Closing Date. Property of guests of the Hotel in Seller’s care, possession or control (excluding that in guest rooms) on the Closing Date shall be handled in the following manner:
     (a) Safe Deposit Boxes. On the Closing Date, Seller shall cause notice to be sent to all guests of the Hotel who have safe deposit boxes advising them of the pending sale of the Property and requesting the removal and verification of the contents of such safe deposit boxes within three days after the Closing Date. Seller may have a representative present at the Hotel during such three-day period for the purpose of viewing such removal and verification. Boxes of guests not responding to the written notice shall be listed at the end of such three day period. Such boxes shall be opened on the following day in the presence of representatives of Seller and Purchaser to be agreed upon between Seller and Purchaser and the contents thereof shall be recorded. Any property contained in the safe deposit boxes and so recorded and thereafter remaining in the hands of Purchaser shall be the responsibility of Purchaser; and Purchaser hereby agrees to indemnify and save and hold Seller harmless from and against any claim or obligation arising out of or with respect to such property.
     (b) Baggage Inventory. All guest baggage checked and left in the possession, care and control of Seller shall be listed in an inventory to be prepared in duplicate and signed by Seller’s and Purchaser’s representatives on the Closing Date. Purchaser shall be responsible from and after the Closing Date for all baggage listed in inventory, and Purchaser hereby agrees to indemnify and save and hold Seller harmless from and against any claim arising out of or with respect to the baggage listed in the inventory.
     (c) Other Property. All other guest property left in the possession, care or control of Seller prior to the Closing Date shall be returned by Seller to guests prior to the Closing Date and if not so returned prior to the Closing Date shall be the sole responsibility of Seller subsequent to the Closing Date.
     7.04 Closing Documents.
     (a) At Closing, Seller shall deliver or cause to be delivered to Purchaser the following:
     (i) a grant deed (or local equivalent) with covenant against grantor’s acts conveying the fee estate in the Property to Purchaser subject only to the Permitted Exceptions.
     (ii) an owner’s policy of title insurance issued by the Title Company in the amount of the Purchase Price meeting the requirements of the commitment as provided in Article IV, and containing such affirmative coverage and endorsements as Purchaser shall reasonably request.
     (iii) a warranty bill of sale transferring to Purchaser all of the Furnishings, Consumables, Expendables, and other tangible personal property free of all encumbrances except for the Permitted Exceptions.
     (iv) an assignment conveying and transferring to Purchaser all of the Bookings, Books and Records, Space Leases, assignable Permits, Hotel Contracts (to the extent set forth on Exhibit D), Miscellaneous Personal Property and Warranties containing a provision pursuant to which Seller shall indemnify Purchaser with respect to matters arising thereunder prior to the Closing Date.

     (v) an appropriate instrument executed by Seller and other necessary parties pursuant to which any existing management agreement will be terminated as of the Cut-off Time.
     (vi) possession of the Property.
     (vii) a certified copy of such corporate or partnership authorizations, approvals and incumbencies of Seller as Purchaser or the Title Company shall reasonably require.
     (viii) a FIRPTA Affidavit in form required by the Internal Revenue Service.
     (ix) all Books and Records relating to the Property and the Hotel in Seller’s possession.
     (x) any and all plans and specifications for the Improvements on the Property in Seller’s possession.
     (xi) the certificate of occupancy with respect to the Property.
     (xii) such notices of the sale to third parties as may be reasonably requested by the Purchaser.
     (xiii) such affidavits, indemnities and related matters as the Title Company may reasonably request including without limitation such affidavits and indemnities as may be required to permit the Title Company to delete any exceptions for mechanic’s liens.
     (xiv) tax clearance certificates from (i) the California Employment Development Department, with respect to income tax withholding, disability, and unemployment compensation premiums, and (ii) the California State Board of Equalization, with respect to sales taxes.
     (xv) such documents and instruments as may be required or reasonably desirable under California law to effectuate the Liquor Escrow, all to be in form reasonably acceptable to Seller and Purchaser.
     (xvi) such transfer and sales tax returns as may be required by law to be executed by Seller.
     (b) Purchaser shall deliver or cause to be delivered to Seller the following:
     (i) the balance of the Purchase Price.
     (ii) such corporate or partnership authorizations, approvals and incumbencies as Seller or the Title Company shall reasonably require.
     (iii) an assumption of the obligations of Seller from and after the Closing under the Bookings, the Space Leases, and Hotel Contracts containing a provision whereby Purchaser shall indemnify Seller with respect to matters arising thereunder after the Closing Date.

     (iv) such documents and instruments as may be required or reasonably desirable under California law to effectuate the Liquor Escrow, all to be in form reasonably acceptable to Seller and Purchaser.
     (v) such transfer and sales tax returns as may be required by law to be executed by Purchaser.
     7.05 Closing Costs.
     (a) Purchaser shall pay (i) the premiums for the Title Policy, (ii) the cost of the Survey, (iii) the costs of its due diligence investigation of the Purchased Assets, (iv) all amounts incurred in connection with the issuance of a new franchise agreement or license agreement for the Hotel, including, but not limited to, application fees, transfer fees, costs of implementing a property improvement plan and (but without limiting any of the provisions of Section 5.07(g) above) any termination fees payable to Hilton under the Existing Franchise Agreement in connection with a termination of the Existing Franchise Agreement, (v) any costs to obtain the Liquor License, (vi) sales taxes imposed in connection with any items of personal property, (vii) one-half of the escrow fees, if any, of the Escrow Agent and (vi) the fees and disbursements of Purchaser’s attorneys.
     (b) Seller shall pay (i) any county or city transfer taxes, deed stamps, recording fees and the like imposed in connection with the conveyance of the Property, (ii) any costs of terminating any property management agreement affecting the Hotel, (iii) one-half of the escrow fees, if any, of the Escrow Agent and (iv) the fees and disbursements of Seller’s attorneys in connection with this transaction. Any other closing cost not specifically allocated by this Agreement shall be allocated in accordance with closing customs for similar properties in Contra Costa County, California.
     (c) The provisions of this Section 7.05 shall survive the Closing or any termination of this Agreement.
     7.06 Real Estate Commissions. Seller and Purchaser each represent and warrant to the other that it has not dealt with any broker in the negotiation of this transaction. Each party agrees to and does hereby indemnify and hold the other harmless against the payment of any brokerage commission to any person or entity claiming by, through or under Seller or Purchaser, as applicable.
     7.07 Staff. Seller shall terminate or arrange for the termination of all Hotel Employees as of the Closing Date and shall pay all wages and fringe benefits, including, but not limited to, accrued vacation and payroll taxes, through the Closing Date. Purchaser shall hire, subject to its standard interview and qualification procedures, criteria and staffing guidelines, the Hotel Employees employed in non-managerial capacities, which such Hotel Employees shall at or in connection with the Closing be offered the standard health and fringe benefit package provided by Interstate Management Company, as operator of the Hotel after the Closing, to the majority of its other hotel employees in the area of the Hotel. If Purchaser or its management company shall rehire any of such Hotel Employees pursuant to the foregoing sentence or otherwise, then such wages and fringe benefits shall be apportioned as of the Cut-off Time. Seller will indemnify and hold Purchaser harmless from and against any loss, damage, liability, claim, cost or expense (including, without limitation, reasonable attorney’s fees) that may be incurred by, or asserted against, Purchaser after Closing which involves any matter relating to a past or present Hotel Employee concerning acts or omissions occurring prior to the Closing Date. Notwithstanding the foregoing, Purchaser agrees to indemnify and hold Seller harmless from and against any loss, damage, liability, claim, cost or expense (including, without limitation, reasonable attorney’s fees) that may be incurred by, or asserted against, Seller arising out of or relating to Purchaser’s or Seller’s failure, if any, to comply with the Worker Adjustment Retraining and Notification Act (the “WARN Act”) with respect to the Hotel Employees and arising out of or in connection with the transactions contemplated by this Agreement. Seller agrees not to give any termination notices under the WARN Act to its Hotel Employees without the prior written consent of Purchaser, which consent may be withheld in Purchaser’s sole and absolute discretion.

     7.08 Indemnities. (a) Purchaser shall indemnify, defend and hold Seller harmless from any and all actual costs, loss, damages (excluding consequential and punitive damages) or expenses (including without limitation reasonable attorneys fees) incurred by Seller with respect to the breach by Purchaser of any provision of this Agreement which survives the Closing and, except as may be the obligation of Seller pursuant to an express provision of this Agreement, the existence, use, ownership, occupancy, operation and/or maintenance of the Property arising from acts, commissions, omissions, occurrences or other matters that occur from and after the Closing.
     (b) From and after the Closing, Seller shall indemnify, defend and hold Purchaser harmless from any and all actual costs, loss, damages or expenses (including without limitation reasonable attorneys fees) incurred by or asserted against Purchaser with respect to or arising out of (i) any amounts due and owing to Purchaser pursuant to Section 7.02 above, (ii) any physical injury or death caused to any person, or damage to property of unaffiliated third parties, which such injury, death or damage occurred prior to the Closing Date in or about the Property, (iii) (subject to the applicable limitations on Seller’s liability set forth in Section 5.04(a) above, including without limitation the Cap, any breach of any representation or warranty of Seller set forth in this Agreement, and/or (iv) any litigation arising with respect to matters or occurrences on or affecting the Real Property, which first arose, occurred or were asserted or threatened prior to the Closing Date, including without limitation those matters set forth on Exhibit J attached hereto. The provisions of this Section shall survive the Closing.
     7.09 Survival. The provisions of Article VII shall survive the Closing.
VIII.
Condemnation and Risk of Loss
     8.01 Condemnation. If, prior to Closing, any governmental authority or other entity having condemnation authority shall institute an eminent domain proceeding or take any steps preliminary thereto (including the giving of any direct or indirect notice of intent to institute such proceedings) with regard to the Property, and the same is not dismissed on or before ten (10) days prior to Closing, Purchaser shall be entitled either to terminate this Agreement upon written notice to Seller or to waive such right of termination and receive all such condemnation proceeds or an assignment thereof at the Closing. In the event Purchaser elects to terminate this Agreement under this Section 8.01, Escrow Agent shall promptly return to Purchaser the Earnest Money and neither party to this Agreement shall thereafter have any further rights or obligations hereunder.
     8.02 Risk of Loss. Until Closing, Seller shall bear the risk of loss should there be damage to any of the Improvements by fire or other casualty. If prior to the Closing any of the improvements shall be damaged by fire or other casualty, Seller shall take all action necessary to preserve and protect the Improvements from further loss or damage, and within ten (10) business days after such loss deliver to Purchaser the following items (collectively “Casualty Loss Information”): (a) copies of all casualty and business interruption policies relating to the Property; (b) the names, addresses and telephone numbers of the adjustors assigned to adjust the loss; (c) letters addressed to each insurance company issuing a policy covering such loss and executed by Seller authorizing said company and its adjustors to discuss all matters relating to such loss with purchaser, its agents and attorneys; and (d) a detailed written description of the damages incurred and an estimate of the cost of restoration. If the Improvements suffer material damage by a casualty, which, for the purpose of this Agreement, shall mean damage in excess of $1,000,000 or damage of a lesser amount to any area of the Hotel necessary for the day to day operation of the Hotel that cannot reasonably be expected to be repaired within ten business days, Purchaser may within five business days after delivery of the Casualty Loss Information either:
     (a) terminate this Agreement by delivering written notice of same to Seller, in which event Escrow Agent shall promptly return to Purchaser the Earnest Money and neither party to this Agreement shall thereafter have any further rights or obligations hereunder; or

     (b) waive its right of termination, by delivering written notice of same to Seller, and proceed to close this transaction in accordance with the terms hereof.
At Closing, (i) all insurance proceeds received prior to Closing shall be delivered to Purchaser at Closing, (ii) Purchaser and Seller shall each notify all appropriate insurance companies of Purchaser’s interest in the insurance proceeds, (iii) all casualty insurance proceeds payable as a result of the loss and Purchaser’s pro rata share of any rental or business loss proceeds shall be assigned to Purchaser at Closing and Purchaser as a condition precedent to its obligations to close hereunder in such event shall have received the written recognition of and consent to such assignment (as well as to any assignment of such proceeds from Purchaser to Purchaser’s lender), from the applicable insurance company or companies, in form and content reasonably acceptable to Purchaser and acceptable to Purchaser’s lender, and (iv) Purchaser shall receive a credit against the Purchase Price in the amount of any applicable deductible or self-insured amounts.
IX.
Miscellaneous
     9.01 Entire Agreement. This Agreement contains the entire agreement of the parties hereto. There are no other agreements, oral or written, and this Agreement can be amended only by written agreement signed by Seller and Purchaser.
     9.02 Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the heirs, personal representatives, successors and assigns of each of the parties to this Agreement. Purchaser may assign its rights under this Agreement without Seller’s consent to (i) any successor of Purchaser or its direct or indirect parent entity or entities by merger, reorganization or sale of assets; (ii) any entity directly or indirectly controlling, controlled by or under common control with Purchaser or such successor or entity, (iii) any partnership or limited liability company in which Purchaser or Interstate Operating Company, L.P. (“Interstate OP”), or any entity directly or indirectly controlling, controlled by or under common control with Purchaser or Interstate OP, is a partner or limited liability company member, (iv) any entity in which Purchaser, or any entity which is a permitted assignee under any of the foregoing clauses (i), (ii) or (iii), owns, directly or indirectly, an economic interest, or (v) any other entity provided that such entity enters into (x) a sublease of the entire Property with an entity to whom this Agreement could have been assigned under clauses (i), (ii) or (iii) above and/or (y) a management agreement with respect to the entire Property with Interstate Management Company, LLC or its successors or assigns; provided, however, that no such assignment shall relieve Purchaser of its obligations hereunder. Except as set forth in the foregoing sentence, Purchaser may assign its rights under this Agreement to any other entity only with the prior consent of Seller which shall not be unreasonably withheld or delayed.
     9.03 Notices. Any notice, communication, request, reply or advice (collectively, “Notice”) provided for or permitted by this Agreement to be made or accepted by either party must be in writing except as otherwise provided in this Agreement. Written Notice shall be delivered by overnight courier or by facsimile transmission. Notice by overnight courier shall be effective one (1) business day after deposit with the courier service. Notice given by facsimile transmission shall be effective on the business date delivered. For the purposes of Notice, the addresses of the parties shall be:

Seller:	Hanford Hotels, LLC

Attention:

with copy to:	Greenberg Traurig, LLP

Attn:

Fax No.:

Purchaser:	4501 N. Fairfax Boulevard
Arlington, VA 22203
Attn: Christopher H. Bennett, Esq.
Fax No.: 703-387-3389

with copy to:	DeCampo, Diamond & Ash

Attn:

Fax No.:

The parties shall have the right from time to time to change their respective addresses for notice by at least five days’ written notice to the other party.
     9.04 Governing Law. This Agreement shall be construed in accordance with the laws of the State of California.
     9.05 Section Headings. The section headings contained in this Agreement are for convenience only and shall in no way enlarge or limit the scope or meaning of the various and several sections of this Agreement.
     9.06 Obligations. To the extent necessary to carry out the terms and provisions of this Agreement, the terms, conditions, warranties, representations, obligations, indemnities and rights set forth in this Agreement shall not be terminated at the time of Closing, nor will they merge into the various documents executed and delivered at the time of Closing.
     9.07 Counterparts; Facsimile Transmission. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Executed counterparts of this Agreement exchanged by facsimile transmission shall be fully enforceable.
     9.08 No Third-Party Beneficiaries. Seller and Purchaser agree that there are no third parties who are intended to benefit from or who are entitled to rely on any of the provisions of this Agreement. No third party shall be entitled to assert any claims or to enforce any rights whatsoever pursuant to this Agreement. The covenants and agreements provided in this Agreement are solely for the benefit of Seller and Purchaser and their permitted successors and assigns respectively.
     9.09 Contract Construction. In the event of litigation between the parties hereto this Agreement shall not be construed against any party on the basis of which party’s counsel drafted this Agreement.
     9.10 Saturdays, Sundays, Legal Holidays. If the time period by which any right, option, or election provided under this Agreement must be exercised or by which any acts or payments required hereunder must be performed or paid, or by which the Closing must be held, expires on a Saturday, Sunday, legal or bank holiday, then such time period shall be automatically extended to the next regularly scheduled business day.

9.11 Confidentiality.
     (a) Purchaser and Seller agree that any materials provided by Seller in the course of Purchaser’s investigations of the Property, other than materials which are otherwise available to the public, shall be treated as confidential information by Purchaser and its agents, employees and representatives, and shall not be disclosed by Purchaser or such parties, except disclosures required by law to be made to Purchaser’s lenders (or prospective lenders), investors (or prospective investors), underwriters, accountants, attorneys, engineers and other professionals who need to know such information in connection with making a loan to, sponsoring an offering for or otherwise advising Purchaser, or as may be required by law, litigation or court order, or in connection with the offering of securities or by any applicable rule, regulation or requirement of the New York Stock Exchange. Purchaser may however make appropriate disclosures to its investors and lenders and to its and their respective attorneys, accountants and consultants engaged in connection with this transaction or to such other persons or entities to which disclosure is legally required.
     (b) If Purchaser does not acquire the Property for any reason whatsoever, Purchaser shall deliver to Seller promptly upon demand at no cost to Seller, all materials and documents previously obtained by Purchaser from Seller (with no retention by Purchaser of copies of any such materials and documents).
     (c) Prior to the Closing, neither party shall, without the prior written consent of the other party (which consent shall not be unreasonably withheld), issue any press release or other public statement (except such statements as may be required by law) in connection with the transactions contemplated hereby. From and after the Closing, the parties may issue such a press release or other public statement provided that the same does not describe the economic terms of this transaction except to the extent required by law.
     (d) Each party is authorized to disclose the tax treatment and tax structure of the transactions set forth in this Agreement.
     (e) Notwithstanding any provision in this Agreement to the contrary, this Section shall survive the expiration or termination of this Agreement for one (1) year or, if the Closing shall occur, shall expire and terminate as of the Closing Date except for the provisions of Section 9.11(c) and (d) above, which shall survive the Closing.
     9.12 Bulk Transfers. Purchaser and Seller specifically waive compliance with California Uniform Commercial Code, Sections 6101, et seq., commonly referred to as the Uniform Commercial Code — Bulk Transfers, with any similar provision under the laws of the State of California and with any similar provisions under the in which the Property is located. In the event that such waiver is ineffective, Seller shall indemnify Buyer for any claims made by creditors under the applicable bulk sales laws relating solely to any pre-Closing payment obligations to such creditors and only in the amount of the payments due such creditors. The provisions of this Section 9.12 shall survive the Closing.
     IN WITNESS WHEREOF, Seller and Purchaser have executed this Agreement as of the date first written above.

SELLER:

HANFORD HOTELS, INC., a California limited liability company

By:	/s/ WILLIAM A. CAINE, JR.

Name:	William A. Caine, Jr.
Title:	Executive Vice President

PURCHASER:

INTERSTATE CONCORD, LLC, a Delaware limited liability company

By:	/s/ CHRISTOPHER L. BENNETT

Name:	Christopher L. Bennett
Title:	Senior Vice President and General Counsel

FIRST AMENDMENT TO AGREEMENT OF SALE AND PURCHASE
     THIS FIRST AGREEMENT TO AGREEMENT OF SALE AND PURCHASE (this “Amendment”), dated as of December 27, 2004 (the “Effective Date”), is made by and between HANFORD HOTELS, LLC, a California limited liability company, having an address at 4 Corporate Plaza Drive, Suite 102, Newport Beach, CA 92660 (“Seller”), and INTERSTATE CONCORD, LLC, a Delaware limited liability company having an address c/o Interstate Hotels & Resorts, Inc., 4501 N. Fairfax Drive, Arlington, VA 22203 (“Purchaser”).
     WHEREAS, Seller and Purchaser have entered into that certain Agreement of Sale and Purchase (the “Purchase Agreement”), dated as of November 12, 2004, with respect to certain property more particularly set forth therein;
     WHEREAS, the Inspection Period (as defined in the Purchase Agreement) is to terminate on December 27, 2004;
     WHEREAS, Purchaser is satisfied with (i) the physical and environmental condition of the Property as of the date hereof, (ii) the zoning of the Property as of the date hereof, (iii) the Hotel Contracts set forth on Exhibit D of the Purchase Agreement (as revised pursuant to a spreadsheet attached to an e-mail from William Caine to C,A. Anderson dated November 18, 2004) and (iv) the Permits set forth on Exhibit E of the Purchase Agreement;
     WHEREAS, Purchaser among other things (1) has not yet obtained financing for the transactions set forth in the Purchase Agreement on terms satisfactory to Purchaser, (2) has not yet agreed with Hilton (as defined in the Purchase Agreement) on a product improvement plan for the Property, and (3) has not finalized its announced Interstate Investors Fund, Inc. or had a first closing thereof, and for those and other reasons will terminate the Purchase Agreement on or prior to December 27, 2004 if the Inspection Period is not extended; and
     WHEREAS, Seller is willing to extend the Inspection Period for the Extension Payment as provided herein; and
     WHEREAS, Purchaser and Seller now desire to amend the Purchase Agreement on the terms and conditions more particularly set forth herein;
     NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, and the payment by Purchaser of the Extension Payment (as defined below), the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby amend the Purchase Agreement as follows:
     1. In consideration of the Extension Payment, the Inspection Period (as such term is defined in the Purchase Agreement; any capitalized term used herein and not otherwise defined herein having the meaning given to such term in the Purchase Agreement) is hereby extended through the close of business on January 24, 2005,
     2, Section 7,01 of the Purchase Agreement is deleted in its entirety and the following Section 7.01 substituted therefore:
     “7.01 Closing Date, The delivery of the conveyancing instruments with respect to the Purchased Assets and other documents required hereunder (the “Closing”) shall be held at the Title Company’s offices or by mail, or through escrow with the

Escrow Agent, on the date seventeen (17) days after the expiration of the Inspection Period (provided that if such date is not a business day then the Closing Date shall be the next succeeding business day) (the “Closing Date”), or such earlier date as may be agreed to by Seller and Purchaser in their sole and absolute discretion.
     3. Within one (1) business day after the date hereof, Purchaser shall pay to Seller an amount (the “Extension Payment”) equal to Two Hundred Thousand Dollars ($200,000) in consideration of such extension of the Inspection Period. In the event that the Closing occurs, such amount shall be credited against the Purchase Price payable under the Agreement. In the event the Closing fails to occur due to the default of Seller under the Agreement, Seller shall repay the Extension Deposit to Purchaser within five (5) days after demand therefore by Purchaser. Otherwise, the Extension Payment shall belong to Seller.
     4. The phrase “within five (5) business days” on the sixth line of Section 4.02 of the Purchase Agreement is hereby deleted and replaced with the phrase “within fifteen (15) business days”.
     5. Nothing set forth in this Amendment shall limit or be construed to limit Purchaser’s rights under Sections 5.06 (as amended only by Paragraph 1 above extending the Inspection Period through January 24,2005) or 5.07 of the Purchase Agreement.
     6 Except as amended by this Amendment, the Purchase Agreement is unamended and remains in full force and effect.
     7. This Amendment may be executed and delivered by counterparts and by facsimile transmission.
     IN WITNESS WHEREOF, this Amendment has been entered into as of the ____ day of December, 2004.
SELLER:
HANFORD HOTELS, INC., a California limited liability company

By:	/s/ WILLIAM A. CAINE, JR.
Name:	William A. Caine, Jr.
Title:	Executive Vice President
PURCHASER:
INTERSTATE CONCORD, LLC, a Delaware limited liability company

By:	/s/ ALICIA KABIRI
Name:	Alicia Kabiri
Title:	Assistant General Counsel

SECOND AMENDMENT TO AGREEMENT OF SALE AND PURCHASE
     THIS SECOND AGREEMENT TO AGREEMENT OF SALE AND PURCHASE (this “Amendment”), dated as of January 21, 2005 (the “Effective Date”), is made by and between HANFORD HOTELS, LLC, a California limited liability company, having an address at 4 Corporate Plaza Drive, Suite 102, Newport Beach, CA 92660 (“Seller”), INTERSTATE CONCORD, LLC, a Delaware limited liability company having an address c/o Interstate Hotels & Resorts, Inc., 4501 N. Fairfax Drive, Arlington, VA 22203 (“Purchaser”).
     WHEREAS, Seller and Purchaser have entered into that certain Agreement of Sale and Purchase (as amended by the First Amendment (as hereinafter defined), the “Amended Purchase Agreement”), dated as of November 12, 2004, as amended by that certain First Amendment to Agreement of Sale and Purchase (the “First Amendment”) dated as of December 27, 2004 with respect to certain property more particularly set forth therein;
     WHEREAS, the Inspection Period (as such term is defined in the Amended Purchase Agreement; any capitalized term used herein and not otherwise defined herein having the meaning given to such term in the Amended Purchase Agreement) is to terminate on January 24, 2004;
     WHEREAS, Purchaser is satisfied with, (i) the physical and environmental condition of the Property as of the date hereof, (ii) the zoning of the Property as of the date hereof, (iii) the Hotel Contracts set forth on Exhibit D of the Amended Purchase Agreement (as revised pursuant to a spreadsheet attached to an e-mail from William Caine to C.A. Anderson dated November 18, 2004), (iv) the Permits set forth on Exhibit E of the Amended Purchase Agreement; and (v) has agreed with Hilton on a product improvement plan for the property;
     WHEREAS, Purchaser among other things (1) has not yet obtained financing for the transactions set forth in the Amended Purchase Agreement on terms satisfactory to Purchaser, (2) has not finalized the announced Interstate Investors Fund, Inc. or had a first closing thereof, and for those and other reasons will terminate the Amended Purchase Agreement on or prior to January 24, 2004 if the Inspection Period is not further extended; and
     WHEREAS, Seller is willing to further extend the Inspection Period for the Second Extension Payment (as defined below) as provided herein; and
     WHEREAS, Purchaser and Seller now desire to further amend the Amended Purchase Agreement on the terms and conditions more particularly set forth herein;
     NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, and the payment by Purchaser of the Second Extension Payment, the receipt and sufficiency of which are hereby acknowledged, Seller and

Purchaser hereby amend the Amended Purchase Agreement as follows:
     1. In consideration of the Second Extension Payment, the Inspection Period is hereby further extended through the close of business on January 28, 2005.
     2. Section 7.01 of the Amended Purchase Agreement is deleted in its entircty and the following Section 7.01 substituted therefore:
     “7.01 Closing Date. The delivery of the conveyancing instruments with respect to the Purchased Assets and other documents required hereunder (the “Closing”) shall be held at the Title Company’s offices or by mail, or through escrow with the Escrow Agent, on the date thirteen (13) days after the expiration of the Inspection Period (provided that if such date is not a business day then the Closing Date shall be the next succeeding business day) (the “Closing Date”), or such earlier date as may be agreed to by Seller and Purchaser in their sole and absolute discretion.
     3. Within one (1) business day after the date hereof, Purchaser shall pay to Seller an amount (the “Second Extension Payment”) equal to One Hundred Thousand Dollars ($100,000) in consideration of such extension of the Inspection Period. In the event that the Closing occurs, such amount shall be credited against the Purchase Price payable under the Amended Purchase Agreement. In the event the Closing fails to occur due to the default of Seller under the Amended Purchase Agreement, Seller shall repay the Second Extension Deposit to Purchaser within five (5) days after demand therefore by Purchaser. Otherwise, the Second Extension Payment shall belong to Seller.
     4. Nothing set forth in this Amendment shall limit or be construed to limit Purchaser’s rights under Sections 5.06 (as amended only by Paragraph 1 of the First Amendment and by Paragraph 1 above extending the Inspection Period through January 28, 2005) or 5.07 of the Amended Purchase Agreement.
     5. Except as amended by this Amendment, the Amended Purchase Agreement is unamended and remains in full force and effect.

     6. This Amendment may be executed and delivered by counterparts and by facsimile transmission,
     IN WITNESS WHEREOF, this Amendment has been entered into as of the 20th day of January, 2004.
SELLER:
HANFORD HOTELS, INC., a California limited liability company

By:	/s/ WILLIAM A. CAINE, JR.
Name:	William A. Caine, Jr.
Title:	Executive Vice President
PURCHASER:
INTERSTATE CONCORD LLC., a Delaware limited liability company

By:	/s/ CHRISTOPHER L. BENNETT
Name:	Christopher L. Bennett
Title:	Senior Vice President and General Counsel